Exhibit 4.7

DATED 26 April 2002

SUPPLEMENTAL AGREEMENT

relating to
a Revolving Credit Facility of up
to £300,000,000

to

BRITISH SKY BROADCASTING GROUP PLC

Guaranteed by

CERTAIN SUBSIDIARIES OF
BRITISH SKY BROADCASTING GROUP PLC

Arrangers

TD BANK EUROPE LIMITED
and
SALOMON BROTHERS INTERNATIONAL LIMITED

Agent

THE TORONTO-DOMINION BANK

Norton Rose

Contents

Clause		Page

1	Interpretation	1
2	Amendments to the Principal Agreement	1
3	Representations and warranties	2
4	Expenses	3
5	Effective Date	3
6	Miscellaneous	4
7	Governing Law	4
Schedule 1 Guarantors		5

THIS SUPPLEMENTAL AGREEMENT is dated 26 April 2002 and made BETWEEN:

(1)    BRITISH SKY BROADCASTING GROUP PLC as Borrower;

(2)    THOSE SUBSIDIARIES OF BRITISH SKY BROADCASTING GROUP PLC whose names and registered offices or principal places of business are set out in schedule 1 as Guarantors;

(3)    TD BANK EUROPE LIMITED and SALOMON BROTHERS INTERNATIONAL LIMITED as Arrangers; and

(4)    THE TORONTO-DOMINION BANK as Agent (in accordance with clause 18.2 (Amendment; waivers) of the Principal Agreement).

WHEREAS:

(A)	This Supplemental Agreement is supplemental to an agreement dated 8th March 2001, made between British Sky Broadcasting Group plc as Borrower (1), the companies whose names and registered offices are set out in schedule 1 thereto as Guarantors (2), TD Bank Europe Limited and Salomon Brothers International Limited as Arrangers (3), the Banks as lending Banks (4) and The Toronto-Dominion Bank as Agent (5) (as amended and further waived), whereby the Banks agreed to make available to the Borrower a revolving credit facility of up to £300,000,000 upon the terms and subject to the conditions therein contained (the agreement being the “Principal Agreement”).

(B)	The Borrower and each of the Guarantors have requested that the Principal Agreement is amended to the extent set out in this Supplemental Agreement.

NOW IT IS HEREBY AGREED as follows:

1      Interpretation

1.1    Definitions in Principal Agreement

Unless the context otherwise requires and save as mentioned below, words and expressions defined in the Principal Agreement shall have the same meanings when used in this Supplemental Agreement. In this Supplemental Agreement, the expression the “Supplemental Agreement” shall mean this Supplemental Agreement and the expression the “Effective Date” shall have the meaning given to it in clause 5.1.

1.2    Interpretation of Principal Agreement

References in the Principal Agreement to “this Agreement” shall, with effect from the Effective Date and unless the context otherwise requires, be references to the Principal Agreement as amended by this Supplemental Agreement and words such as “herein”, “hereof”, “hereunder”, “hereafter”, “hereby”, and “hereto”, where they appear in the Principal Agreement shall be construed accordingly.

1.3    Incorporation of certain references

Clauses 1.3, 1.4 and 1.5 of the Principal Agreement shall be deemed to be incorporated in this Supplemental Agreement in full, mutatis mutandis.

2      Amendments to the Principal Agreement

Clause 1.2 of the Principal Agreement shall, with effect from the Effective Date, be amended so that paragraph (2) of the definition of “EBITDA” shall be deleted in its entirety and replaced by:

“(2)	in addition to (1) above, in relation to each Half Yearly Period from (and including) 30 June 2000 to (and including) 30 June 2004 adjusted by adding back (to the extent deducted in calculating consolidated operating profit) the direct costs of subsidising digital set-top boxes and related equipment provided to digital subscribers and the cost of installation of digital services to such subscribers (net of any amount paid in respect of such installation by such subscribers) (the “Costs”). Provided that such adjustments shall only be made in respect of a Half Yearly Period in respect of any Costs up to the amount set against the relevant period in column (2) below:

(1)	(2)
Period	Amount

1 July 2002-31 December 2002	£125,000,000
1 January 2003-30 June 2003	£100,000,000
1 July 2003-31 December 2003	£75,000,000
1 January 2004-30 June 2004	£50,000,000 ”

      The rest of the definition of “EBITDA” shall otherwise remain as drafted.

3	Representations and warranties

3.1	Each Obligor represents and warrants to each of the Banks, Arrangers and Agent (the Borrower in respect of itself and its Subsidiaries and each other Obligor in respect of itself only) that:

3.1.1	Corporate power

the Borrower and each Guarantor has power to execute, deliver and perform its obligations under this Supplemental Agreement and all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and performance of this Supplemental Agreement;

3.1.2	Binding obligations

this Supplemental Agreement constitutes valid and legally binding obligations of the Borrower and each of the Guarantors enforceable in accordance with its terms to the extent permitted by applicable law;

3.1.3	No conflict with other obligations

the execution and delivery of, the performance of its obligations under, and compliance with the provisions of, this Supplemental Agreement by the Borrower and each of the Guarantors will not (i) contravene, in any material respect, any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which the Borrower and each Guarantor is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which the Borrower or any of the Guarantors is a party or is subject or by which it or any of its property is bound, (iii) contravene or conflict with any provision of the Borrower’s or any of the Guarantors’ constitutive documents or (iv) result in the creation or imposition of or oblige the Borrower or any of the Guarantors to create any Encumbrance on the Borrower’s or any of the Guarantor’s undertakings, assets, rights or revenues;

3.1.4 Consents obtained

every consent, authorisation, licence or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts required by the Borrower or any of the Guarantors to authorise, or required by the Borrower or any of the Guarantors in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of this Supplemental Agreement or the performance by the Borrower or any of the Guarantors of their respective obligations under this Supplemental Agreement has been obtained or made and is in full force and effect in all material respects and there has been no default in the observance of the material conditions or restrictions (if any) imposed in, or in connection with, any of the same; and

3.1.5 No filings required

it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of this Supplemental Agreement that it or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Relevant Jurisdiction or that any stamp, registration or similar tax or charge be paid in any Relevant Jurisdiction on or in relation to this Supplemental Agreement and this Supplemental Agreement is in proper form for its enforcement in the courts of each Relevant Jurisdiction.

3.2    Repetition

The representations and warranties in clause 3.1 shall be deemed to be repeated by the Borrower and each of the Guarantors on and as of each date of drawing of an Advance as if made with reference to the facts and circumstances existing on each such day and shall be treated as representations and warranties for the purposes of determining whether an Event of Default has occurred in accordance with clause 13.1.4 of the Principal Agreement.

4      Expenses

4.1    Expenses

The Borrower shall pay to Agent within 14 days of demand all reasonable expenses (including legal fees) properly incurred by the Arrangers and the Agent in connection with the negotiation, preparation and execution of this Supplemental Agreement.

4.2    Stamp and other duties (general)

The Borrower shall pay all stamp, documentary, registration or other like duties or Taxes (including any such duties or Taxes payable by, or assessed on, each of the Banks, Arrangers and Agent) imposed in the UK or in any other jurisdiction in which any party to this Supplemental Agreement (other than the Banks, the Arrangers and the Agent) is incorporated on or in connection with this Supplemental Agreement and shall indemnify each of the Banks, Arrangers and Agent against any liability arising by reason of any delay or omission by the Borrower to pay such duties or Taxes.

5      Effective Date

5.1    Conditions precedent documentation

The amendments to be made to the Principal Agreement by this Supplemental Agreement shall take effect on and from the date (the “Effective Date”) on which the Agent notifies the other parties to this Supplemental Agreement that (i) the Agent has received the documents referred to in (a), (b) and (c) below in form and substance reasonably satisfactory to it and (ii) the amendment fees referred to in paragraph (d) have been paid to and received by the Agent:

(a)	a certificate from the Company Secretary or a Director of the relevant company attaching the Memorandum and Articles of Association or equivalent constitutional documents of the Borrower and each of the Guarantors or confirmation that the same have not been amended from the forms delivered to the Agent pursuant to the Principal Agreement;

(b)	a copy, certified as a true copy by the Company Secretary or Director of the Borrower and each of the Guarantors, of resolutions of the Board of Directors of that Borrower or Guarantor evidencing approval of this Supplemental Agreement and authorising its appropriate officers to execute and deliver the same;

(c)	specimen signatures, authenticated by the Company Secretary or a Director of the relevant company of the persons authorised in the resolutions of the Board of Directors referred to in paragraph (b), above; and

(d)	for the account of each Bank which agreed the amendment set out in this Supplemental Agreement pursuant to clause 18.2 of the Principal Agreement, amendment fees in an amount of 25 basis points calculated on the aggregate Commitment of such Bank which agreed this amendment.

6	Miscellaneous

6.1	Continuation of Principal Agreement

Save as amended by this Supplemental Agreement, the provisions of the Principal Agreement shall continue in full force and effect and the Principal Agreement and the relevant provisions of this Supplemental Agreement shall be read and construed as one instrument.

6.2	Counterparts

This Supplemental Agreement may be executed in any number of counterparts and by the different parties on separate counterparts, each of which when so executed and delivered shall be an original but all counterparts shall together constitute one and the same instrument.

6.3	Third Party Rights

No term of this Supplemental Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1998 by a person who is not party to this Supplemental Agreement.

7	Governing Law

This Supplemental Agreement shall be governed by English law.

      IN WITNESS whereof the parties hereto have caused this Supplemental Agreement to be duly executed the day and year first above written.

Schedule 1

Guarantors

British Sky Broadcasting Limited

Grant Way

Isleworth
Middlesex TW7 5QD

No. 2906991

Sky Subscribers Services Limited

Grant Way

Isleworth
Middlesex TW7 5QD

No. 2340150

The Borrower

SIGNED for and on behalf of

BRITISH SKY BROADCASTING
GROUP PLC

by:	/s/ M. D. Stewart

The Guarantors

SIGNED for and on behalf of

BRITISH SKY BROADCASTING
LIMITED

by:	/s/ M. D. Stewart

SIGNED for and on behalf of

SKY SUBSCRIBERS SERVICES
LIMITED

by:	/s/ M. D. Stewart

The Arrangers

SIGNED for and on behalf of

TD BANK EUROPE LIMITED

by:	/s/ Howard Baker

SIGNED for and on behalf of

SALOMON BROTHERS
INTERNATIONAL LIMITED

by:	/s/ Michael Llewellyn-Jones

The Agent

SIGNED for and on behalf of

THE TORONTO-DOMINION
BANK

by:	/s/ Howard Baker